PURCHASE ORDER PURCHASE AGREEMENT

THIS PURCHASE ORDER PURCHASE AGREEMENT (“Agreement”) is made and entered into this 11th day of January, 2007 by and between Crossroads Financial, LLC, a Florida limited liability company, with its place of business located at 2201 NW Corporate Blvd., Suite 201, Boca Raton, Florida 33431 (“Crossroads") and Gamma Pharmaceuticals, Inc., a Delaware corporation with its place of business located at 2225 Angel Fire, Las Vegas, NV 89128(“Client”)

WITNESSETH:

WHEREAS, Client is engaged primarily in the purchase and sale of nutritional supplements that it sells to customers on a credit basis; and

WHEREAS, Client desires to obtain funds for operation of its business through the sale of Purchase Orders acceptable to Crossroads; and

WHEREAS, Crossroads is willing to purchase Accepted Purchase Orders, as that term is defined hereinafter, from Client according to the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Sale of Purchase Orders; Maximum Facility Amount. Client shall from time to time, at Client’s option, sell, transfer and assign all of its right, title and interest in and to Accepted Purchase Orders to Crossroads, together with all inventory described therein and monies due or which may become due upon such Accepted Purchase Orders (as defined below). Accepted Purchase Orders shall be identified by separate and subsequent written assignments on a form to be provided to Client by Crossroads, however, in the absence of such separate written assignment, this Agreement shall be deemed to evidence the assignment of such Accepted Purchase Orders sold.

The initial maximum facility amount shall be up to Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) (“Maximum Facility Amount”). In this regard, Crossroads shall not be obligated to advance, employ and/or fund more than the Maximum Facility Amount at any given time during the term of this Agreement in connection with any Accepted Purchase Orders.

2. Approval. Client shall submit Accepted Purchase Orders to Crossroads for approval, which approval may be denied by Crossroads in its sole discretion, with or without cause.

3. Purchase Price. Crossroads agrees to purchase Accepted Purchase Orders from Client at a price not in excess of the cost of inventory (the “Purchase Price”) whereby in such event Crossroads will provide the purchase money for such inventory. The acceptance and the providing of the Purchase Price by Crossroads will result in the creation of Accepted Purchase Orders. In connection with Crossroads’ approval process for all orders from domestic suppliers which require that Crossroads make a cash payment to the supplier prior to shipment of the goods which are the subject of the Purchase Order, Client shall provide to Crossroads a letter agreement from each supplier of the goods which will include an unconditional irrevocable agreement by the supplier to ship the goods in accordance with the instructions of Crossroads, including, a date before which the goods must be shipped, and an agreement from the supplier that they will ship the goods which are the subject of the Purchase Order regardless of who the end user is, and without any setoffs, counterclaims, or any other claims against Client. In connection with international suppliers or domestic suppliers who require letters of credit, the letters of credit will contain such terms as Crossroads may require from time to time.

4. Account Receivable Factoring Relationship; Fees and Collection; Facility Fee. Client has entered into an accounts receivable purchase agreement with Marquette Commercial Finance, Inc. (the “Factor”) dated on or before the date hereof (the “Factor Agreement”). While Crossroads continues to have transaction exposure relating to Accepted Purchase Orders funded by Crossroads, all of Client’s accounts receivable owing from the account debtors under Accepted Purchase Orders funded by Crossroads shall be factored by the Client under the Factor Agreement, and all accounts receivable and Invoices shall meet all of the requirements imposed under the Factor Agreement. Upon shipment of the items specified in an Accepted Purchase Order, an invoice will be generated by Client that may be purchased by Factor under terms of the Factor Agreement (each an "Invoice"). All proceeds thereof and all other amounts at any time payable by Factor to Client shall be paid by Factor directly to Crossroads pursuant to Client’s direction. If any such Invoice is not purchased by Factor, it shall become the property of Crossroads. All proceeds of each Invoice, whether purchased by the Factor or not, are to be applied first to pay Crossroads’ fees, then to repay Crossroads for the Purchase Price of all outstanding Purchase Orders that exist at such time. Crossroads’ fees (“Fee”) shall be equal to three percent (3%) of the aggregate amount of the Invoices for the sale by the Client of the goods purchased under the Purchase Order (the “Sales Price”) for up to thirty (30) days from the date Crossroads advances the Purchase Price. After the first thirty (30) days of any given transaction, for every additional ten (10) day period or portion thereof for which a financing facility is provided, there will be an additional charge of one percent (1%) of the aggregate Sales Prices. It is agreed that notwithstanding the aggregate Sales Price of goods sold by Client on a monthly basis, the Client shall pay a Fee per month on a minimum volume of $375,000.00, regardless of whether a lesser amount is actually sold. Notwithstanding the foregoing, after Crossroads has purchased $3,000,000.00 or more in Accepted Purchase Orders, and so long as there is no Event of Default hereunder, then the Fee shall be reduced to two and one-half percent (2.5%) of the Sales Price for up to thirty (30) days from the date Crossroads advances the Purchase Price, and after the first thirty (30) days of any given transaction, for every additional fifteen (15) day period or portion thereof for which a financing facility is provided, there will be an additional charge of one and one-quarter of one percent (1.25%) of the aggregate Sales Prices.

In addition to the Fee charged by Crossroads, Client acknowledges and agrees that Client shall be obligated to pay Crossroads a facility fee of $15,000.00 (2% of the Maximum Facility Amount) payable at the time that the Factor makes its first payment to Crossroads, and on the anniversary of the date of this Agreement if renewed as provided below (“Facility Fee”).

5. Submission of Purchase Orders. When submitting Purchase Orders for possible purchase by Crossroads, Client shall forward to Crossroads the original and one copy of each such Purchase Order, and such other documents in a form satisfactory to Crossroads as may be required by Crossroads. All Purchase Orders shall be credit-approved in writing according to the terms of the Factor Agreement. All information contained on Purchase Orders shall be verified by Crossroads to ensure, to Crossroads’ satisfaction, that the information contained in each respective Purchase Order is reasonable and feasible (in terms of manufacturing capability, price, and delivery date), which verification may include, without limitation, direct confirmation from the end customer/user and/or vendor. Under no circumstances will Crossroads be facilitating the purchase of inventory by the Client which is not immediately being sold by Client under the terms of a Purchase Order.

6. Accepted Purchase Orders; Quality Inspection; Warehousing. Crossroads shall advise Client, in writing, of its acceptance (an “Accepted Purchase Order”) or rejection of a submitted complete Purchase Order (with all necessary attachments) within two (2) business days following receipt of the items set out in the preceding paragraph. Crossroads may arrange, in Crossroads’ sole and absolute discretion, for an independent pre-shipment quality inspection of the goods before Client ships them to the customer/end-buyer. Client shall be responsible for all costs and expenses associated with such inspection, and shall have the right to pre-approve the cost of such inspections. Crossroads will consider waiving the pre-shipment quality inspection by a third party retained by Crossroads if (i) the customer/end-buyer nominates an independent inspector of equivalent status, or (ii) the end-buyer takes responsibility for inspecting (and accepting in writing) the Client’s goods and/or merchandise.

To the extent that goods and/or merchandise need to be warehoused prior to shipment to the customer/end-buyer, Crossroads will require that the goods and/or merchandise financed by Crossroads be warehoused in a Crossroads-approved public warehouse facility. Client shall secure, in writing, Crossroads’ approval of any public warehouse facility before storing the goods and/or merchandise therein. Crossroads will require that a tri-party agreement be entered into with the public warehouse owner prior to storage being effectuated. In the tri-party agreement, the owner of the warehouse facility must acknowledge Crossroads’ ownership, control, and priority first lien position Crossroads has with respect to the goods and/or merchandise it finances and that are to be stored in the said facility.

7. Recourse. Crossroads shall be entitled to immediate and full recourse against and repayment by Client and to demand payment with respect to any Accepted Purchase Orders for the full Purchase Price, if one of the following events occurs:

a. An Accepted Purchase Order is not filled and invoiced to a customer within thirty (30) days following payment of the Purchase Price regardless of the reason.

b. A credit problem, as defined as a customer’s inability to pay debts as they become due because of insolvency, the filing of a voluntary petition in bankruptcy, the termination of business and the like, regardless of the validity of any such problem.

c. A credit dispute, as defined as a claim by any customer against Client, of any kind whatsoever that reduces the amount collectable from customer, arising from any kind of disagreement between customer and Client, valid or invalid, at any time, both before and/or after signing of this Agreement, regardless of the validity of any such dispute.

d. Client breaches any warranty, representation or promise in this Agreement, or when any representation or warranty made by Client is deemed to be untrue in Crossroads’ sole but reasonable discretion.

e. Client contributes to or aggravates in any manner the credit problems of a customer.

f. A customer alleges a claim of loss or offset of any kind against Client or Crossroads, regardless of the validity of any such claim or offset.

g. An incorrect, mistaken and/or erroneous Purchase Order is submitted by Client to Crossroads.

h. Any circumstance arises which, in Crossroads’ commercially reasonable judgment, may delay, prevent or threaten to delay or prevent payment of the Account or Invoice(s) on an Account in full to the Crossroads.

i. Any fraudulent act committed by Client or a Customer.

j. Non-payment within thirty (30) days after purchase of an Accepted Purchase Order to Crossroads of the Purchase Price, Fees and all other sums due hereunder with respect to an Accepted Purchase Order, whether by a customer invoiced for such Accepted Purchase Order or otherwise, regardless of the reason.

8. Remedies. Within three (3) business days following Crossroads’ demand for payment, Client will pay to Crossroads an amount equal to the full Purchase Price of any Accepted Purchase Order with respect to which any one or more of the events set forth in paragraph 7 above has occurred, plus all Fees, regardless of the validity of any such event. If Crossroads does not receive full payment therefore within the time provided herein, Crossroads shall have, in addition to all other remedies provided for under this Agreement and by law, the right to:

a. Withdraw from and off-set such amount to any sums, monies or other properties then or thereafter, in Crossroads’ possession or in transit and any future Purchase Prices coming due the Client, and to charge-back or sell back the Accepted Purchase Order to the Client.

b. Except as to any accounts purchased by Factor, in Crossroads’ sole discretion, at any time, to notify any Account debtor/customer of Client to make payments directly to Crossroads, irrespective of whether such Account has been purchased by Crossroads.

c. Exercise any and all remedies available to Secured Parties under the Uniform Commercial Code.

9. Notice of Dispute. Client represents and warrants that upon execution of this Agreement and at the time Crossroads purchases an Accepted Purchase Order, that no defense, offset, or counterclaim shall exist with respect to any Accepted Purchase Order. Client shall provide written notice to Crossroads within twenty-four (24) hours of Client obtaining any knowledge from any source of any dispute, disagreement or irregularity of any kind between the Client and a customer. Crossroads shall have the right, but not the obligation, to settle any dispute with respect to such Accepted Purchase Order or any Account not purchased by Factor directly with any customer; however, any such settlement shall not relieve Client from the responsibility of having to make full payment on such Accepted Purchase Order.

10. Property of Crossroads. Following Crossroads’ purchase of an Accepted Purchase Order, in the event Factor fails to purchase the invoice and account(s) receivable generated therefrom (a “CF Account”), any and all payments from that customer as to that CF Account are hereby automatically assigned by Client to Crossroads and are hereby the sole property of Crossroads. Client hereby agrees not to interfere with payment thereof by the customer; however, should Client pay any such CF Account in full to Crossroads, or should any such CF Account be charged back or sold back to Client by Crossroads, and Crossroads shall have received full payment therefore, then title thereto shall revert to the Client.

11. Payments Received by Client. Client warrants and represents that at the time Crossroads purchases an Accepted Purchase Order, no payment will have been made by the customer named therein, either to or for the benefit of the Client, with respect to such Purchase Order. In the event that Client receives a payment that is the property of Crossroads, Client shall be deemed to have received same, in trust for Crossroads, and Client shall immediately turn over such payment, in kind, to Crossroads. In the event that Client receives a payment which is comprised of moneys belonging partially to Client and partially to Crossroads, Client shall immediately turn over said payment, in its original form/entirety, duly endorsed over, to Crossroads, and Crossroads shall, upon clearance by Crossroads’ bank of the payment instrument, forward, subject to the provisions of Section 8 hereof, a check to Client for Client’s portion of the payment.

12. Representations and Warranties of Client; Product Warranties. Client hereby represents and warrants that:

a. Client is a corporation, validly formed, existing in the State of Delaware, and is in good standing under the laws of the State of Delaware, and is properly licensed and authorized to operate its business in any other jurisdiction in which it conducts business. Client’s organizational identification number assigned by the above state is 2325436. Client’s taxpayer identification number for Federal Income Tax purposes is 72-1235451. The undersigned signatory on behalf of Client represents that he or she has full power and authority to execute this Agreement and bind Client hereto.

b. The execution, delivery, and performance by Client of this Agreement and all agreements and documents described herein does not constitute a violation of any law, regulation, judgment, order, contract, charter, by-laws, or other instrument to which Client is a party or is otherwise bound or subject.

c. To the best of Client’s knowledge, after diligent inquiry, Client is not in default under any loan agreement, mortgage, lease, trust deed, or similar agreement relating to the borrowing of money to which Client is a party or is otherwise bound.

d. Other than provided in Schedule 12, Client and the guarantor(s) are neither party to any lawsuit, administrative proceeding, arbitration proceeding, or other adversarial proceeding, nor are they involved in any way in any pending or threatened investigations or proceedings.

e. To the best of Client’s knowledge, after diligent inquiry, each customer of Client is solvent and Client has provided to Crossroads all documents and information available to Client concerning the business and creditworthiness of each such customer.

f. Client has entered into the Factor Agreement, a copy of which has been provided to Crossroads. The Factor Agreement is in full force and effect and no default exists or is threatened with respect thereto. All payments due to Client under the Factor Agreement have been duly and validly assigned by Client to Crossroads.

g. At the time of purchase of any Accepted Purchase Order by Crossroads, Client will be the lawful owner thereof, with good and undisputed title thereto, free and clear of any liens or encumbrances. Each Purchase Order shall represent an accurate and undisputed statement of bona fide purchase by a customer for inventory and/or merchandise from Client in the ordinary course of the Client’s business for a sum certain which will be due and payable arising out of a bone fide sale, delivery and acceptance of such merchandise or performance of service by Client to Customer in the ordinary course of Client’s business, and no person, firm or corporation, except Factor, shall have any lien on, or claim to, such accounts or to the merchandise described thereon or any part thereof.

h. Client shall furnish Crossroads with full financial statements and other documents and information, including but not limited to proof of payment and/or compliance with all Federal, State and/or local tax, requirements, as may be reasonably requested by Crossroads from time to time. As of the date of this Agreement, Client has duly filed all federal, state, county, local, and foreign income, excise, sales, customs, property, withholding, social security and other tax and information returns and reports required to be filed by it to the date hereof.

i. Client shall notify Crossroads in writing immediately after obtaining any knowledge from any source of the filing, recording or perfection by any means of any non-consensual lien, claim, levy, attachment, encumbrance or other court or legal proceeding or process against Client or any Customer, or against any property of Client or of any Customer.

j. Client does not and will not in any manner, whether directly or indirectly, own, control or exercise dominion over the business of any CF Account debtor/customer whose Accepted Purchase Order is to be offered or sold by Client to Crossroads.

k. Each and every document, statement, record, book, account, and invoice, and all information, whether financial or otherwise, provided to Crossroads by Client, whether heretofore or hereinafter, shall be true, accurate and correct in all respects.

l. Client shall not, under any circumstances, interfere with Crossroads’ rights under this Agreement in any manner whatsoever.

m. Client has not and shall not transfer, assign, or pledge any of its Accounts and Inventory (as such terms are defined in the Uniform Commercial Code) and shall not grant a security interest therein, to any party other than Crossroads and Factor

n. Client has not transferred, pledged or granted a security interest in its assets, or any of them, which Client has not fully disclosed in writing to Crossroads, dated the date hereof.

o. Except as it relates to Factor, Client has not permitted and shall not permit any lien, encumbrance or security interest to be created upon its assets, or any of them, including but not limited to its accounts receivable and inventory, without the prior written consent of Crossroads.

p. Client shall maintain its assets in good order and repair and shall maintain a policy or policies of insurance thereon, with such carriers and in such amounts and with such deductibles reasonably satisfactory to Crossroads in all respects. Additionally, Client shall maintain adequate product liability and cargo insurance, satisfactory to Crossroads in all respects, naming Crossroads as a loss payee.

q. Client shall not sell, assign, pledge or encumber its assets, including without limitation, its inventory and equipment, or this Agreement or any rights whatsoever hereunder, without Crossroads’ express written consent and approval.

r. Client will maintain such insurance covering Client’s business and/or the property of Client’s customers as is customary for businesses similar to the business of Client and name Crossroads as loss payee of such insurance with respect to all of Client’s inventory as its interests may appear.

s. Client will notify Crossroads, in writing, prior to any change in the location of Client’s place(s) of business or the location or relocation of any of its inventory, or, if Client has or intends to acquire any additional place(s) of business, or prior to any change in Client’s chief executive office, or the office or offices where Client’s books and records concerning accounts are located, or its state of incorporation or organization.

t. Client will immediately notify Crossroads, in writing, of any proposed change of Client’s name, identity, legal entity, entity structure, use of additional trade name(s), and/or any proposed change in any of the officers, principals, partners and/or owners of Client.

u. Client will pay all applicable customs duties, brokers’ fees, shipping fees and warehouse fees which charged on the inventory which is the subject of the Purchase Orders, and will, upon request of Crossroads, provide evidence of the payment of all such items.

v. All goods purchased and sold by Client shall be new, in salable condition, and be in compliance with all applicable federal, state and local laws, rules and ordinance.

13. Grant of Security Interest; Guaranty.

a. As a further inducement for Crossroads to enter into this Agreement as collateral security for any and all obligations now or hereafter owing by Client to Crossroads, whether direct or indirect, absolute or contingent, Client hereby gives and grants to Crossroads, as collateral security for the payment or repayment and performance of any and all obligations now or hereafter owing by Client to Crossroads, whether direct or indirect, absolute or contingent, a first lien security interest in all of Client’s Accounts created as a result of Purchase Orders financed or purchased by Crossroads hereunder and all inventory (as such terms are defined in the Florida Uniform Commercial Code) and any and all products and/or proceeds of the foregoing and all insurance policies and proceeds covering and all records pertaining to the foregoing (collectively the “Collateral”), to be and remain effective during any time when any indebtedness or obligation whatsoever exists by Client to Crossroads.

b. Client does hereby authorize Crossroads to file such UCC-l Financing Statement(s) as Crossroads shall require, including, without limitation, UCC-1 financing statements that describe the collateral as all assets of the Client, now existing and hereafter arising, wherever located, or similar language.

c. With respect to the security interest in Inventory granted herein and with respect to each Accepted Purchase Order, Client acknowledges such security interest is a purchase money security interest and all advances made by Crossroads to Client shall be used exclusively by Client to purchase items of Inventory. Such purchase money security interest shall continue in all Accounts arising on Purchase Orders not purchased by Factor.

d. It is a condition to the signing of this Agreement and the performance by Crossroads of any of its obligations hereunder that Peter Cunningham and Joseph Cunningham (collectively “Guarantor”) execute and deliver to the Crossroads a guaranty in form and substance satisfactory to Crossroads under which said guarantor(s) guaranty the Client’s obligations to Crossroads hereunder.

14. Power of Attorney. In order to facilitate performance of this Agreement, Client irrevocably appoints Crossroads, or any person(s) designated by Crossroads, as its attorney in fact, which said appointment is coupled with an interest and shall remain in full force and effect until all Purchase Prices of Purchase Orders sold to Crossroads have been paid in full and all obligations of Client to Crossroads have been fully satisfied and discharged, with full power to;

a. Strike or cover Client’s address on all invoices and statements of Account mailed or to be mailed to Customers and to substitute thereon the designated address.

b. Receive and open all mail addressed to Client, or to Client’s trade name at Crossroads’ address and the designated address.

c. Endorse the name of Client or Client’s trade name on any checks or other evidences of payment that come into Crossroads’ possession on accounts receivable of Client that are not purchased by Factor (collectively the “CF Accounts”) owing to Crossroads by Client or on which Crossroads holds a security interest and on any invoices or other documents relating to any of such Accepted Purchase Orders or CF Accounts, and deposit same into any account of Crossroads, or such other account as Crossroads shall choose.

d. In Client’s name, or otherwise, demand, sue for, collect, and, without the need for Client’s prior approval, give releases for, any and all moneys due or coming due on CF Accounts purchased by or pledged to Crossroads.

e. Compromise, settle, prosecute or defend any action, claim or proceeding concerning CF Accounts purchased by or pledged to Crossroads.

f. Set up a doing business as (d/b/a) with a name similar to Client’s and open bank accounts under such name.

g. Execute on behalf of Client UCC-l and/or UCC-3 Financing Statement(s) and/or any notices or other documents necessary or desirable to carry out the purpose and intent of this Agreement, and to do any and all things reasonably necessary and proper to carry out the purpose and intent of this Agreement.

h. Instruct the United States Postal Service to redirect all mail addressed to Client, or to Client’s trade name to Crossroads’ address.

i. Endorse and deal with any bills of lading covering any inventory

15. Financial Covenants of Client and Guarantor; Field Audits. Crossroads will require a recently reviewed financial statement of Client prior to extending the initial facility. Thereafter, Crossroads requires (and Client and the Guarantor(s) hereby agree to comply) that the Client and each Guarantor submit financial statements no later than ninety (90) days from the fiscal year end and sixty (60) days from the end of each fiscal quarter. All of Client’s financial statements shall be reviewed by and be prepared by a certified public accountant acceptable to Crossroads.

Additionally, Client and each Guarantor shall furnish Crossroads with copies of all federal and state income tax returns (including all schedules and exhibits), or any extension thereof, within fifteen (15) days of the filing of said return and/or extension.

Each month/quarter (as applicable) during the term of this Agreement, Client shall furnish Crossroads with the following documentation:

a. Updated financial statements along with twelve (12) month financial projections, in a form satisfactory to Crossroads, no later than thirty (30) days after the beginning of each month.

b. Updated Accounts Receivable aging reports by the tenth (10th) day of the following month.

c. Updated Accounts Payable aging reports by the tenth (10th) day of the following month.

d. Quarterly Payroll Tax Deposit reports by the twentieth (20th) day of the following month.

During the term of this Agreement, Crossroads shall be permitted to perform, in Crossroads’ sole and absolute discretion, field examinations at the offices of the Client. Said examinations shall be conducted upon reasonable notice and at reasonable times. At a minimum the following will be examined: (i) adequacy of accounting system, including periodic inventory reporting; (ii) spot test of PO’s/AR/AP/Inventory/Cash disbursements and receipts; (iii) verification of payroll taxes; (iv) confirmation with the Client’s CPA that taxes are current; (v) bank reconciliations; and (vi) evaluation of bookkeeping/financial staff.

16. Default. Any one or more of the following shall represent a default (“Event of Default”) under this Agreement:

a. The failure of Client to pay any Purchase Price, Fee, or any other indebtedness to Crossroads when due.

b. The breach by Client of any term, provision, warranty, representation or promise made hereunder or under any other agreement between Crossroads and Client.

c. The appointment of a receiver or trustee of all or a substantial portion of the assets of the Client, the insolvency of Client or the inability of Client to pay debts as they mature, or an assignment by Client for the benefit of creditors, or the voluntary or involuntary filing of a petition in bankruptcy court or a similar proceeding in any court by the Client or by any guarantor of Client’s obligations hereunder.

d. The filing or service of any levy, attachment, execution, tax assessments or similar process affecting or which could threaten the Collateral.

e. The furnishing at any time to Crossroads of a materially false or inaccurate document, representation, warranty, or other information, whether financial or otherwise.

f. The occurrence of an event of default under Factor Agreement, Client’s failure to maintain its factoring relationship with Factor at all times during the term of this Agreement or the failure of Client to have all of its accounts receivable (other than those payable to Crossroads) collected by the Factor.

g. The occurrence of any event which permits the acceleration of the maturity of any indebtedness owing by Client or any Guarantors (collectively “Obligor”) to any third party under any agreement or undertaking.

i. The filing or commencement of any involuntary lien, garnishment, attachment or the like shall be issued against or with respect to the Collateral.

j. A federal or state tax lien is filed against any of Client’s properties.

k. The Collateral or any portion thereof is taken on execution or other process of law.

l. If any of the obligations of any Guarantor is limited or terminated by operation of law or by such Guarantor, the death or incapacity of any Guarantor, if any such Guarantor becomes the subject of an insolvency proceeding, or in the event of an occurrence of default under any agreements between the Guarantor and Crossroads.

m. The entry against any of the Obligors of a final and nonappealable judgment for the payment of money in excess of $25,000.

n. Collateral with a book value of $25,000.00 or more, as determined from the Client's books, is lost, destroyed, stolen, or substantially damaged, and such loss, destruction, theft, or damage is not covered by insurance, or the Collateral, or any portion thereof, is voluntarily or involuntarily taken on execution or other process of law.

o. Commencement of a foreclosure action or proceeding by any third party against the Collateral.

p.         The entry of a final judgment, order or decree against Client for the payment of money in excess of $25,000 that is not covered by insurance satisfactory to Crossroads in Crossroads’ sole and absolute discretion, or the filing or commencement of any involuntary lien, garnishment, attachment or the like shall be issued against or with respect to any of the Collateral.

q. The sale, lease, transfer or other disposition of all or substantially all of its assets or properties, other than inventory sold in the ordinary course of business and as necessary to replace obsolete equipment.

r.	The sale, pledge or other transfer of any of the ownership interest in Client.
s.	A change in the senior management of Client.

17. Remedies. In the Event of a Default, Crossroads shall have the right to do the following, in addition to any other remedies provided hereunder or by law:

a. Declare any and all indebtedness owing by Client to Crossroads to be immediately due and payable.

b. Enforcing the security interest or guaranty granted herein.

c. Require Client to assemble the Collateral and the records pertaining to all Accepted Purchase Orders, any CF Accounts, other Accounts and/or Inventory and produce them to Crossroads at such time and place as Crossroads designates.

d. Enter the Client’s premises and take possession of the Collateral and of all records pertaining to the Accepted Purchase Orders, any CF Accounts, other Accounts and/or any other Collateral.

e. Grant extensions, compromise claims and settle disputes with respect to any CF Accounts purchased by Crossroads, irrespective of the price of methods of payment, all without prior notice to or permission of Client.

f. In connection with the assembly and/or disposition of any Collateral, to use any trademark, trade name, trade style, copyright, patent right or technical process used or utilized by Clients.

g. Return to Client any surplus realized and hold Client liable for any deficiency as provided in the Uniform Commercial Code or by state law.

h. Collect post-default damages (in addition to all advances, Purchaser Price(s) and Fees as well as all other sums due hereunder) equal to three and one-half percent (3.50%) of the amount demanded by Crossroads for each thirty (30) day period or portion thereof following Crossroads’ demand for payment until such demanded sums are paid in full.

i. To collect any and all sums due hereunder or otherwise from Client to Crossroads, initiate electronic debit entries through the ACH system to Client’s account or any other deposit account maintained by Client wherever located, and to initiate as necessary credit entries and other adjustments as to any debit entries made in error.

18. IT IS THE INTENTION OF THE PARTIES HERETO THAT THE TRANSACTION AS TO ALL PURCHASE ORDERS, THE TRANSACTIONS CONTEMPLATED HEREBY SHALL CONSTITUTE A TRUE PURCHASE AND SALE OF PURCHASE ORDERS AND THE UNDERLYING INVENTORY AND ACCOUNTS AND AS SUCH, THE CLIENT SHALL HAVE NO LEGAL OR EQUITABLE INTEREST IN SUCH PROPERTY SOLD. NEVERTHELESS, IN THE EVENT ANY PORTION OF THIS TRANSACTION IS CHARACTERIZED AS A LOAN, THE PARTIES HERETO INTEND TO CONTRACT IN STRICT COMPLIANCE WITH APPLICABLE USURY LAW FROM TIME TO TIME IN EFFECT. IN FURTHERANCE THEREOF SUCH PARTIES STIPULATE AND AGREE THAT NONE OF THE TERMS AND PROVISIONS CONTAINED IN THIS AGREEMENT SHALL EVER BE CONSTRUED TO CREATE A CONTRACT TO PAY, FOR THE USE, FORBEARANCE OR DETENTION OF MONEY, INTEREST IN EXCESS OF THE MAXIMUM RATE (AS HEREINAFTER DEFINED) FROM TIME TO TIME IN EFFECT. NEITHER CLIENT, ANY PRESENT OR FUTURE GUARANTOR OR ANY OTHER PERSON HEREAFTER BECOMING LIABLE FOR THE PAYMENT OF THE OBLIGATIONS UNDER THIS AGREEMENT, SHALL EVER BE LIABLE FOR ANY OBLIGATION THAT MAY BE CHARACTERIZED AS UNEARNED INTEREST THEREON OR SHALL EVER BE REQUIRED TO PAY ANY OBLIGATION THAT MAY BE CHARACTERIZED AS INTEREST THEREON IN EXCESS OF THE MAXIMUM AMOUNT THAT MAY BE LAWFULLY CHARGED UNDER APPLICABLE LAW FROM TIME TO TIME IN EFFECT, AND THE PROVISIONS OF THIS SECTION SHALL CONTROL OVER ALL OTHER PROVISIONS OF THIS AGREEMENT WHICH MAY BE IN CONFLICT THEREWITH. IF ANY INDEBTEDNESS OR OBLIGATION OWED BY CLIENT HEREUNDER IS DETERMINED TO BE IN EXCESS OF THE LEGAL MAXIMUM, OR CROSSROADS SHALL OTHERWISE COLLECT MONEYS WHICH ARE DETERMINED TO

CONSTITUTE INTEREST WHICH WOULD OTHERWISE INCREASE THE INTEREST ON ALL OR ANY PART OF SUCH OBLIGATIONS TO AN AMOUNT IN EXCESS OF THAT PERMITTED TO BE CHARGED BY APPLICABLE LAW THEN IN EFFECT, THEN ALL SUCH SUMS DETERMINED TO CONSTITUTE INTEREST IN EXCESS OF SUCH LEGAL LIMIT SHALL, WITHOUT PENALTY, BE PROMPTLY APPLIED TO REDUCE THE THEN OUTSTANDING OBLIGATIONS OR, AT CROSSROADS' OPTION, RETURNED TO CLIENT OR THE OTHER PAYOR THEREOF UPON SUCH DETERMINATION. IF AT ANY TIME THE RATE AT WHICH INTEREST IS PAYABLE HEREUNDER EXCEEDS THE MAXIMUM RATE, THE AMOUNT OUTSTANDING HEREUNDER SHALL CEASE BEARING INTEREST UNTIL SUCH TIME AS THE TOTAL AMOUNT OF INTEREST ACCRUED HEREUNDER EQUALS (BUT DOES NOT EXCEED) THE MAXIMUM RATE APPLICABLE HERETO. AS USED IN THIS SECTION, THE TERM "APPLICABLE LAW" MEANS THE LAWS OF THE STATE OF FLORIDA OR, IF DIFFERENT, THE LAWS OF THE STATE OR TERRITORY IN WHICH THE CLIENT RESIDES, WHICHEVER LAW ALLOWS THE GREATER RATE OF INTEREST, AS SUCH LAWS NOW EXIST OR MAY BE CHANGED OR AMENDED OR COME INTO EFFECT IN THE FUTURE AND THE TERM "MAXIMUM RATE" MEANS THE MAXIMUM NONUSURIOUS RATE OF INTEREST THAT CROSSROADS IS PERMITTED UNDER APPLICABLE LAW TO CONTRACT FOR, TAKE, CHARGE OR RECEIVE WITH RESPECT TO THE OBLIGATIONS.

19. Termination. Client hereby agrees that for a period of twelve (12) months it may only sell its Purchase Orders to Crossroads under the terms and conditions of this Agreement, should it decide to sell any such Purchase Orders (the “Term”). Thereafter, this Agreement shall renew for additional twelve (12) month periods unless either Client or Crossroads terminates the relationship by providing the other with thirty (30) days prior written notice; provided, however, that no such termination shall terminate or otherwise affect Client’s obligations hereunder incurred or accrued prior to such termination. Following any termination, Client shall remain fully liable to Crossroads for any Purchase Orders purchased before such termination, and Crossroads will continue to hold a security interest in the Collateral until all existing indebtedness of Client to Crossroads has been indefeasibly satisfied and paid in full, and Client and all guarantors provide a general release in favor of Crossroads. Notwithstanding the foregoing, in the event that the Client desires to terminate this Agreement prior to the expiration of the Term, Client may do so upon payment to Crossroads of a termination fee in the amount of $10,000.00 per month, or portion thereof, that this Agreement is terminated prior to the end of the Term, not to exceed $45,000.00 in the aggregate.

20. Indemnification. Client does hereby indemnify and hold Crossroads and its officers, owners, employees, agents, affiliates and subsidiaries harmless against any and all liability, claims, suits, demands, damages, costs, expenses, and/or ill-will, including all costs and reasonable attorneys’ fees, brought, threatened or incurred by or against Crossroads arising our of or from (i) Crossroads’ collecting or attempting to collect any CF Account or other Account or to liquidate any Inventory; (ii) the failure of Client to pay withholding taxes due and payable to any taxing authority; (iii) the Client’s breach of any representation or warranty or covenant or other undertaking as contained in the Agreement; (iii) any product liability, including, without limitation, all claims under or with respect to Client’s product warranties; (iv) any environmental liability; or (v) any liability for documentary stamp or other taxes that may be assessed on this Agreement. This indemnification shall survive termination or expiration of this Agreement.

21. Miscellaneous Provisions.

a. Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or and in any documents delivered in connection herewith. No waiver by any party hereto of any right or remedy shall be effective unless in writing and signed by the party waiving said right or remedy. A waiver of a right or remedy under this Agreement is not a waiver of the right or remedy on any subsequent occasion.

b. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be delivered or mailed, by first class mail, postage prepaid, by recognized overnight delivery services which provide proof of delivery or by facsimile to the party at the address set out herein above or to such other address as such party shall have specified by notice in writing to the other party. Any such notice shall be deemed to have been received on the date of actual receipt.

c. Sections and Other Readings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretations of this Agreement.

d. Governing Law. This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Florida, exclusive of its choice of law rules. THE PARTIES HEREIN WAIVE TRIAL BY JURY. The parties agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in the State of Florida, and, if an action hereon is brought in the Florida Circuit Court, the parties herein agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located Palm Beach County, Florida. In addition to any other relief to which Crossroads may be entitled, Client agrees to reimburse Crossroads for Crossroads’ reasonable attorney’s fees, court costs, and all other expenses, whether or not taxable by the court as costs, incurred in enforcing its rights under this Agreement, including, without limitation, in enforcing the security interest granted herein and/or preserving the collateral subject thereto.

e. Effective Date. This Agreement shall become effective upon acceptance and execution hereof by Crossroads’ authorized representative.

f. Reliance by Crossroads. All representations and warranties made by Client herein and in the Application Form are true and correct and Client acknowledges and understands that Crossroads has relied thereon in entering into this Agreement.

g. Compliance by Client. Client agrees that if requested by Crossroads or counsel for Crossroads, to fully cooperate and adjust for clerical errors (including the payment of any amounts due) in this Agreement and in any or all closing documentation and/or to execute any additional documentation if deemed necessary or desirable in the reasonable discretion of Crossroads for any reason or purpose whatsoever in order to ensure Crossroads has a complete and accurately documented file. Client further agrees and covenants to cooperate with Crossroads in all respects in order to ensure that this Agreement and the other documentation executed this date will conform and be acceptable to Crossroads in all respects and in the marketplace in the instance of retention, transfer, sale or conveyance by Crossroads of its interest in and to said documentation, or to otherwise comply with Crossroads’ requirements. The provisions of this Section shall survive termination or expiration of this Agreement

h. Entire Agreement; Severability. This Agreement constitutes the entire agreement of the parties as to the subject matter set forth herein and may be amended or modified only by written instrument executed by both parties. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

i. Commercial Transaction. CLIENT ACKNOWLEDGES THAT THIS AGREEMENT EVIDENCES A COMMERCIAL TRANSACTION AND THAT IT COULD, UNDER CERTAIN CIRCUMSTANCES HAVE THE RIGHT UNDER FLORIDA STATUTES, AS FROM TIME TO TIME AMENDED, SUBJECT TO CERTAIN LIMITATIONS, TO NOTICE OF AND HEARING ON THE

RIGHT OF CROSSROADS TO OBTAIN A PREJUDGMENT REMEDY, SUCH AS ATTACHMENT, GARNISHMENT AND/OR REPLEVIN, UPON COMMENCING ANY LITIGATION AGAINST CLIENT. NOTWITHSTANDING, CLIENT HEREBY WAIVES ALL RIGHTS TO NOTICE, JUDICIAL HEARING OR PRIOR COURT ORDER TO WHICH IT MIGHT OTWERWISE HAVE THE RIGHT UNDER SAID FLORIDA STATUTES AS FROM TIME TO TIME AMENDED, OR UNDER ANY OTHER STATE OR FEDERAL STATUTE OR CONSTITUTION IN CONNECTION WITH THE OBTAINING BY CROSSROADS OF ANY PREJUDGMENT REMEDY BY REASON OF THIS PURCHASE ORDER PURCHASE AGREEMENT, OR BY REASON OF CLIENT’S OBLIGATIONS OR ANY RENEWALS, AMENDMENTS, MODIFICATIONS OR EXTENSIONS OF THE SAME. CLIENT ALSO WAIVES ANY AND ALL OBJECTION WHICH IT MIGHT OTHERWISE ASSERT, NOW OR IN THE FUTURE, TO THE EXERCISE OR USE BY CROSSROADS OF ANY RIGHT OF SETOFF, REPOSSESSION OR SELF HELP AS MAY PRESENTLY EXIST UNDER STATUTE OR COMMON LAW.

IN WITNESS WHEREOF, this Agreement has been executed by each of the respective parties hereto and signed by an officer thereunto duly authorized and attested under the corporate seal of the Secretary of the corporate party hereto, if any, all on the date and year set out hereinafter.

CROSSROADS:	CLIENT:

Crossroads Financial LLC, a Florida limited liability	Gamma Pharmaceuticals, Inc., a Delaware
Company	Corporation

By:/s/    By:/s/

Name:____________________________________	Name:_________________________________
Its:_______________________________________	Its:____________________________________
(Affix Corporate Seal)